Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 03:35 PM 07/26/2004 FILED 03:35 PM 07/26/2004 SRV 040546404—2100192 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ENGLAND BUSINESS SERVICE, INC.

New England Business Service, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to Section 245 of the General Corporation Law of the State of Delaware (the “GCL”), its Certificate of Incorporation, originally filed with the Secretary of State of the State of Delaware on August 27,1986, is amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is New England Business Service, Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, each share having a par value of one dollar ($1.00).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

In accordance with the provisions of Section 245 of the GCL, this Restated Certificate of Incorporation restates and integrates and also further amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, and was proposed by the sole director and adopted by the sole stockholder of the Corporation, acting by written consent pursuant to Section 228 of the GCL, in the manner and by the vote prescribed by Section 242 of the GCL.

IN WITNESS WHEREOF, New England Business Service, Inc. has caused this Restated Certificate of Incorporation to be signed by its President on this 21st day of July, 2004.

By:	/s/ Richard L. Schulte
Richard L. Schulte
President

State of Delaware Secretary of State Division of Corporations Delivered 04:28 PM 12/19/2006 FILED 04:21 PM 12/19/2006 SRV 061164402—2100192 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NEW ENGLAND BUSINESS SERVICE, INC.

New England Business Service, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”).

DOES HEREBY CERTIFY:

FIRST: RESOLVED that the Restated Certificate of Incorporation of New England Business Service, Inc. be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

“The name of the corporation is “Deluxe Business Operations, Inc.” (hereinafter the “Corporation”)”.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the GCL

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the GCL.

FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective, July 1, 2006 at 2:06 a.m. EST for accounting purposes only.

IN WITNESS WHEREOF, said New England Business Service, Inc. has caused this certificate to be signed by Anthony C. Scarfone it’s Assistant Secretary, this 2nd day of June, 2006.

NEW ENGLAND BUSINESS SERVICE, INC.

/s/ Anthony C. Scarfona
Anthony C. Scarfone